Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-263888, No. 333-266125, No. 333-276080, and No. 333-280888) on Form S-8 and (No. 333-269079) on Form S-3 of our report dated March 26, 2025, with respect to the consolidated financial statements of Journey Medical Corporation.

/s/ KPMG LLP

Short Hills, New Jersey

March 26, 2025